                            SECURITIES PURCHASE AGREEMENT


                                       BETWEEN:


                                ROYAL OAK MINES INC.,

                                       - and -

                                        AGENT





                           made the 17th day of April, 1998

                          T A B L E   O F   C O N T E N T S

1 - DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2  Monetary References. . . . . . . . . . . . . . . . . . . . . . . . . .  9
     1.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     1.4  Use of Singular and Plural . . . . . . . . . . . . . . . . . . . . . .  9
     1.5  Invalidity of Provisions . . . . . . . . . . . . . . . . . . . . . . .  9
     1.6  References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.7  Generally Accepted Accounting Principles . . . . . . . . . . . . . . . 10
     1.8  Interpretation Not Affected by Headings. . . . . . . . . . . . . . . . 10
     1.9  Computation of Time Periods. . . . . . . . . . . . . . . . . . . . . . 10
     1.10 Day Not A Business Day . . . . . . . . . . . . . . . . . . . . . . . . 10

2 - TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.1  Issuance of Debentures to the Lenders. . . . . . . . . . . . . . . . . 11
     2.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.4  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

3 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . 13
     3.1  Representations and Warranties by the Corporation. . . . . . . . . . . 13
     3.2  Survival Representations and Warranties by the Corporation . . . . . . 26

4 - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.1  Conditions to the Obligations of the Agent re: the Initial
          Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.2  Conditions to the Obligations of the Agent re: Additional
          Purchase Price Payments. . . . . . . . . . . . . . . . . . . . . . . . 31
     4.3  Waiver or Termination by the Agent . . . . . . . . . . . . . . . . . . 33

5 - CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.1  Closing Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.2  Documents to be Delivered. . . . . . . . . . . . . . . . . . . . . . . 33

6 - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.1  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.2  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.3  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     6.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.6  Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.9  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 38
     6.10 Reliance and Non-Merger. . . . . . . . . . . . . . . . . . . . . . . . 38
     6.11 Judgment Currency. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     6.12 Time of the Essence. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.13 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.14 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.15 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40


                            SECURITIES PURCHASE AGREEMENT

       THIS AGREEMENT is made the 17th day of April, 1998


BETWEEN:


               ROYAL OAK MINES INC., a corporation
               amalgamated under the laws of the Province of Ontario

               (the "Corporation")

               - and -


               AGENT, as defined herein



       WHEREAS the Corporation carries on business, inter alia, as an owner and operator of the Kemess South Mine (as hereinafter defined);


       AND WHEREAS the Agent has agreed to cause the Lenders (as hereinafter defined) to subscribe for and purchase from the Corporation, and the Corporation has agreed to issue to the Lenders, senior secured debentures of the Corporation in the aggregate principal amount of One Hundred and Twenty Million United States Dollars (U.S.$120,000,000) upon and subject to the terms and conditions hereinafter set out;


       AND WHEREAS the indebtedness of the Corporation to the Lenders under the Debentures (as hereinafter defined) is being incurred by the Corporation in connection with the construction, development and operation of the Kemess South Mine;


       NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1    DEFINITIONS

       In this Agreement, unless the subject matter or context is inconsistent therewith, the following terms and expressions will have the following meanings:

       (a) "Additional Purchase Price Payment" and "Additional Purchase Price" have the meanings given to such terms, respectively, in Section 2.2(b) hereof;

       (b)     "Agent" means Trilon Financial Corporation;

       (c)     "Aggregate Additional Purchase Price" means U.S.$30,000,000;

       (d) "Agreement" means this Securities Purchase Agreement made the 17th day of April, 1998 between the Corporation and the Agent, including all schedules hereto, as it may be amended, modified, restated or supplemented from time to time;

       (e) "APM" means Arctic Precious Metals, Inc., a company incorporated under the laws of Nevada;

       (f) "Associate" has the meaning ascribed thereto in the BUSINESS CORPORATIONS ACT (Ontario) and shall include any entity which is an Associate of an Associate, and so on;

       (g) "Audited Financial Statements" means the audited consolidated financial statements of the Corporation as at and for the 12 month fiscal period ended December 31, 1997, consisting of a balance sheet, an income statement and a statement of changes in financial position, together with the notes thereto, copies of which have been provided to the Agent;

       (h) "Business Day" means any day other than Saturday, Sunday or any statutory holiday in Toronto, Canada;

       (i) "Change of Control of the Corporation" has the same meaning as is given to that term in the Debentures;

       (j) "Closing Date" means April 30th, 1998 or such other date as the Agent and the Corporation may agree upon as the Closing Date;

       (k) "Closing Time" means 3:00 p.m. (Toronto time) on the Closing Date or such other time as the Agent and the Corporation may agree upon as the Closing Time;

       (l) "Common Shares" means the common shares in the capital of the Corporation;

       (m) "Consent" has the meaning as is given to that term in Section 3.1(g) hereof;

       (n) "Copperstone Property" has the same meaning as is given to that term in the Debentures;

       (o) "Corporation" means Royal Oak Mines Inc., and includes any predecessors or successors of the Corporation;

       (p) "Debentures" mean the Series A Senior Secured Debentures ("Series A Debentures") of the Corporation in the aggregate principal amount of U.S.$85,000,000 and the Series B Secured Debentures ("Series B Debentures") of the Corporation in the aggregate principal amount of U.S.$35,000,000 to be issued to the Lenders pursuant to Section 2.1, which debentures are in the forms attached as SCHEDULE A-1 AND A-2 respectively to this Agreement;

       (q) "Debt" has the same meaning as is given to that term in the Debentures;

       (r) "Default" has the same meaning as is given to that term in the Debentures;

       (s)     "Disclosed Defaults" has the meaning given to such term in
       Section 3.1(f) hereof;

       (t) "Documents" has the same meaning as is given to that term in the Debentures but includes this Agreement, the Royalty Agreement and the Royalty Debenture;

       (u) "Event of Default" has the same meaning as is given to that term in the Debentures;

       (v) "Existing Encumbrances" has the same meaning as is given to that term in the Debentures;

       (w)     "Excluded Assets" means the Windy Craggy Property;

       (x) "generally accepted accounting principles" means the accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

       (y) "Glencore Agreement" means the letter agreement dated November 5, 1997 between the Corporation and Glencore Ltd. relating to the sale by the Corporation of copper concentrate;

       (z) "Governmental Body" has the same meaning as is given to that term in the Debentures;

       (aa)    "Initial Purchase Price" has the meaning given to such term in
       Section 2.2(a) hereof;

       (bb) "Intellectual Property" means all trade marks, trade names, patents, patent applications, copyrights, trade secrets, logos, processes, computer systems and application software which are owned or used by, or which relate to the business of, the Corporation or the Subsidiaries;

       (cc) "Interim Financial Statements" means the unaudited consolidated financial statements of the Corporation as at and for the 2 month period ended February 28, 1998 consisting of a balance sheet, an income statement and a statement of changes in financial position together with any notes thereto, a copy of which has been provided to the Agent;

       (dd) "Kemess Mine" means the Kemess North Property and the Kemess South Mine;

       (ee) "Kemess North Property" means all present and future property and assets comprising or relating to what is generally referred to as the Kemess North Property in British Columbia, Canada including, without limitation, all mineral claims and leases referred to in SCHEDULE B-1 hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Corporation (or in which the Corporation otherwise has an interest) situated or used at the Kemess North Property site, all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto;

       (ff) "Kemess South Mine" means all present and future property and assets comprising or relating to what is generally referred to as the Kemess South Mine property in British Columbia, Canada including, without limitation, all mineral claims and leases referred to in SCHEDULE B-2 hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Corporation (or in which the Corporation otherwise has an interest) situated or used at the Kemess South Mine site, all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto;

       (gg) "Kemess Mine Production Date" has the same meaning as is given to that term in the Debentures;

       (hh) "Knowledge" of a party means the best knowledge of the senior management of that party (which in the case of the Corporation specifically includes but is not limited to the Kemess Mine Project Manager, the Kemess Mine Project Director and the Kemess Mine Manager of Project Accounting, after having made all reasonable inquiries;

       (ii) "Lenders" means such Person or Persons who purchase the Debentures at the Closing Time or from time to time thereafter;

       (jj) "Lien" has the same meaning as is given to that term in the Debentures;

       (kk) "Material Authorizations" has the same meaning as is given to that term in the Debentures;

       (ll)    "Material Contracts" has the meaning given to that term in
       Section 3.1(x) hereof;

       (mm) "Material Subsidiaries" means APM and all Subsidiaries each of which has total assets exceeding a fair market value of Can.$2,000,000;

       (nn) "Materiality Threshold" means that the representation, warranty, covenant or other obligation in question shall apply only to subject matter which individually or in the aggregate is or should reasonably be expected, as determined by the Agent and the Lenders, acting reasonably, to be material to:

               (i) the business, property or affairs of the Corporation taken as a whole;

               (ii) the construction, ownership or operation of the Kemess Mine or the requirement that the Kemess Mine Production Date occur on or before December 31, 1998;

               (iii) the Lenders, in their capacity as secured creditors of the Corporation under the Documents; or

               (iv) the Agent in its capacity as a party to the Royalty Agreement and the Royalty Debenture;

       (oo) "Mikwam Property" has the same meaning as is given to that term in the Debentures;

       (pp) "Mortgaged Property" has the same meaning as is given to that term in the Debentures;

       (qq)    "Payment Certificate" has the meaning given to that term in
       Section 4.2(c) hereof;

       (rr)    "Payment Date" has the meaning given to that term in
       Section 2.2(b) hereof;

       (ss) "Permitted Encumbrances" has the same meaning as is given to that term in the Debentures;

       (tt) "Permitted Hedging Indebtedness" has the same meaning as is given to that term in the Debentures;

       (uu) "Person" has the same meaning as is given to that term in the Debentures;

       (vv) "Proceeds Conditions" means the conditions precedent in favour of the Agent that (i) the Kemess South Mine has produced concentrate over the immediately preceding 30 day period, and is able to sustain and maintain such production thereafter, of not less than 7500 short tons of concentrate yielding mineral content that is acceptable to Glencore Ltd. pursuant to the Glencore Agreement (without giving effect to any amendments thereof), (ii) at such time the Kemess South Mine accounts payable of the Corporation do not exceed

       U.S.$15,000,000 and (iii) at such time the Kemess South Mine accounts payable of the Corporation are not overdue in accordance with their respective terms;

       (ww) "Proposed Leaseback Assets" has the same meaning as is given to that term in the Debentures;

       (xx) "Purchase Price" means (i) the Initial Purchase Price plus (ii) the aggregate of the Additional Purchase Price Payments, if any;

       (yy) "Reorganization Undertaking" has the meaning given to that term in Section 4.1(1) hereof;

       (zz) "Royalty Agreement" means the royalty agreement relating to the Kemess South Mine, between the Agent and the Corporation in the form attached as SCHEDULE C to this Agreement;

       (aaa) "Royalty Debenture" means the debenture in favour of the Agent which, inter alia, secures the Corporation's obligations to the Agent pursuant to the Royalty Agreement in form and substance satisfactory to the Agent;

       (bbb) "Sale" has the same meaning as is given to that term in the Debentures;

       (ccc) "Security" has the same meaning as is given to that term in the Debentures;

       (ddd) "Security Documents" has the same meaning as is given to that term in the Debentures;

       (eee) "Senior Secured Debenture Facility" means the senior secured debenture facility in the original principal amount of Can.$19,500,000 and U.S.$30,700,000 provided to the Corporation by DDJ Canadian High Yield Fund, Goldman, Sachs & Co. and Mellon Bank;

       (fff) "Series A Debentures" and "Series B Debentures" have the meanings ascribed thereto in Section 1.1(p) hereof;


       (ggg) "Subordinated Notes" means the outstanding 11% Series B Senior Subordinated Notes of the Corporation due 2006 in the aggregate principal amount of U.S.$175,000,000;

       (hhh) "Subordinated Note Trust Indenture" means the Trust Indenture dated as of August 12, 1996 among the Corporation, Kemess Mines Inc. and Mellon Bank, F.S.B. relating to the Subordinated Notes, as amended by
       (i) the First Supplemental Indenture dated and effective as of December 31, 1997 by and between the Corporation and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B. as Trustee, (ii) the Second Supplemental Indenture dated and effective as of January 31, 1998 by and between the Corporation and Chase Manhattan Trust Company, National Association, as Trustee and,
       (iii) such other amendments as may be required in connection with the transaction contemplated by this Agreement and the other Documents;

       (iii) "Subsidiaries" means all of the corporations listed on SCHEDULE E and any other corporations or limited liability companies which are or hereafter become directly or indirectly controlled by the Corporation and for the purposes of this definition the Corporation shall be deemed to control a corporation if the Corporation beneficially owns, directly or indirectly, shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation and/or 50% or more of the issued and outstanding fully participating shares of such corporation and the Corporation shall be deemed to own beneficially shares beneficially owned by a corporation controlled by it, and so on indefinitely, and the Corporation shall be deemed to control a limited liability company where it owns more than 50% of the equity interests in such limited liability company;

       (jjj) "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any governmental authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon; and

       (kkk) "Windy Craggy Property" means the mineral claims in and around Windy Craggy mountain in the Tatshenshini/Alsek region of northwestern British Columbia, more particularly described in SCHEDULE F hereto.


1.2    MONETARY REFERENCES

       Any reference in this Agreement to "Canadian dollars" or "Can. $" or similar terms shall be deemed to be a reference to lawful money of Canada and any reference in this Agreement to "United States of America dollars", "United States dollars" or "U.S. $" or similar terms shall be deemed to be a reference to lawful money of the United States of America. If no such references are made with respect to any particular sum or obligation, the sum or obligation in question shall be deemed to refer to lawful money of Canada.


1.3    GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Corporation submits to the jurisdiction of the courts of Ontario to determine all issues whether at law or in equity, arising from this Agreement.


1.4    USE OF SINGULAR AND PLURAL

       Words importing the singular include the plural and vice versa and words importing gender include all genders.


1.5    INVALIDITY OF PROVISIONS

       Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof. Without limiting the generality of the foregoing, if any amounts on account of fees or otherwise payable by the Corporation to the Agent hereunder exceed the maximum amount recoverable under applicable law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under applicable law.

1.6    REFERENCES

       Except as otherwise specifically provided, reference in this Agreement to any contract, agreement or any other instrument shall be deemed to include references to the same as varied, amended, supplemented or replaced from time to time and reference in this Agreement to any enactment, including without limitation any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.


1.7    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       Unless otherwise specifically provided herein, all accounting terms shall be applied and construed in accordance with generally accepted accounting principles consistently applied.


1.8    INTERPRETATION NOT AFFECTED BY HEADINGS

       The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.


1.9    COMPUTATION OF TIME PERIODS

       In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including", and the words "to" and "until" each mean "to but excluding".


1.10   DAY NOT A BUSINESS DAY

       In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

ARTICLE 2 - TRANSACTIONS

2.1    ISSUANCE OF DEBENTURES TO THE LENDERS

       On the terms and subject to the conditions hereof, at the Closing Time the Agent will cause the Lenders to purchase from the Corporation and the Corporation will issue and sell to the Lenders, the Series A Debentures and the Series B Debentures substantially in the form attached hereto as SCHEDULES A-1 AND A-2 respectively.

2.2    PURCHASE PRICE

       (a)     Subject to compliance with the conditions precedent set forth in
       Section 4.1 hereof and the terms hereof, on the Closing Date, the Agent shall cause the Lenders to deliver to the Corporation, on account of the purchase price for the Debentures, certified cheques, bank drafts or wire transfers in an amount equal to U.S.$90,000,000 (the "Initial Purchase Price") less any unpaid fees and expenses payable by the Corporation to the Lenders or the Agent pursuant to Section 2.3 hereof. The Corporation hereby irrevocably directs the Lenders to pay such fees and expenses to the Agent or the Lenders, as the case may be, on its behalf. The Initial Purchase Price shall be allocated first to the Series B Debentures and second, to the Series A Debentures.


       (b) The Additional Purchase Price shall be paid as hereinafter set forth. Subject to compliance with the conditions precedent set forth in
       Section 4.2 hereof and the terms hereof, on the 5th Business Day following the Corporation providing to the Agent a notice in writing requesting an Additional Purchase Price Payment, which notice shall set out the amount thereof, the Agent shall cause the applicable Lenders to deliver to the Corporation a certified cheque, bank draft or wire transfer in the amount set forth in such notice (the amount of each such payment made by the Lenders under this Section 2.2(b) being referred to as an "Additional Purchase Price Payment" and the date of each payment to be made hereunder being referred to as a "Payment Date"). The aggregate of all Additional Purchase Price Payments hereunder shall be the "Additional Purchase Price". Each Additional Purchase Price Payment shall be in a minimum amount equal to the lesser of (i) U.S.$10,000,000 (and in denominations in excess thereof in multiples of U.S.$100,000.00) and (ii) the unpaid portion of the Aggregate Additional Purchase Price. The Corporation hereby irrevocably directs the Lenders to deduct from any Additional Purchase Price Payment payable to the Corporation the amount of any unpaid fees and expenses payable by the Corporation to the

       Lenders or the Agent pursuant to Section 2.3 hereof and hereby directs the Lenders to pay such fees and expenses to the Agent or the Lenders, as the case may be, on its behalf. Notwithstanding anything to the contrary contained in this Agreement or any of the Documents, neither the Agent nor the Lenders shall have any obligation to make any Additional Purchase Price Payments if any of the conditions precedent set forth in Section 4.2 hereof shall not have been satisfied within the time limited therefor. For greater certainty, neither the Agent nor the Lenders will have any obligation to make any Additional Purchase Price Payments on or after August 15, 1998, or which in the aggregate will exceed the Agregate Additional Purchase Price.


2.3    FEES AND EXPENSES

       (a) The Corporation acknowledges that the Agent and Lenders have earned a non-refundable fee of U.S.$2,400,000 (which is payable as to U.S.$1,200,000 to the Agent, as to U.S.$840,000.00 to the Lenders purchasing Series A Debentures on a pro rata basis, and as to U.S.$360,000.00 to the Lenders purchasing Series B Debentures on a pro rata basis, which the Corporation will pay on the Closing Date. The Corporation acknowledges and agrees that it will be responsible for and will pay such fee whether or not the transactions hereunder are completed and even if it is the Agent who terminates its obligations under this Agreement pursuant to Section 4.3 hereof, unless such termination is as a result of the Agent expressly terminating its obligations hereunder solely pursuant to and in reliance on
       Section 4.1(n) hereof, in which event the fee provided for in this
       Section 2.3(a) shall be reduced to U.S.$100,000 which shall thereupon be payable upon demand by the Corporation to the Agent. Any fee payable by the Corporation to the Agent under this Section 2.3(a) may be made by the Lenders paying the amount of such fees out of the Initial Purchase Price in accordance with Section 2.2(a) hereof;

       (b) The Corporation acknowledges and agrees that on the Closing Date, the Agent will have earned and the Corporation will pay to the Agent an additional fee, by executing and delivering to the Agent the Royalty Agreement; and

       (c) The Corporation acknowledges and agrees that in addition to the fees payable pursuant to Section 2.3(a) and (b) hereof, it will be responsible for and will pay or reimburse each of the Agent and the Lenders forthwith on demand for all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by each of the Agent and the Lenders, its representatives and consultants relating to their investigation of the Corporation, the Subsidiaries and their respective businesses, the negotiation, preparation and review of this Agreement and the other Documents and all other matters pertaining to the transactions hereby contemplated, including, without limitation, all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by each of the Agent and the Lenders for legal advice and services in connection with such transactions. The Corporation acknowledges and agrees that it will be responsible for and will pay all such reasonable fees, expenses and other out-of-pocket expenses whether or not the transactions hereunder are completed and even if it is the Agent who terminates this Agreement pursuant to Section 4.3 hereof. The Agent acknowledges receipt of the sum of U.S.$100,000 and Can.$100,000 on account of the Corporation's obligation under this Section 2.3(c).

2.4    USE OF PROCEEDS

       The Corporation hereby covenants, agrees, represents and warrants with and to the Agent and the Lenders that the Corporation will use the proceeds from the issuance and sale of Debentures to the Lenders:

(a)    to repay all amounts outstanding under the Senior Secured Debenture
       Facility;

(b) to repay those Kemess South Mine accounts payable of the Corporation listed in SCHEDULE G; and

(c) to fund capital and non-capital expenses of the Corporation in connection with the construction, development and operation of the Kemess South Mine.

In addition to the foregoing, and until the occurrence of a Default or Event of Default hereunder:

(d) the Corporation may use such proceeds for general corporate purposes in an amount not to exceed the aggregate of U.S.$20,000,000; and

(e) to the extent that the amounts referred to in Section 2.4(d) hereof are insufficient to satisfy the general corporate purposes of the Corporation, and provided that the Proceeds Conditions have then been and remain satisfied, the Corporation may then use such proceeds for general corporate purposes.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1    REPRESENTATIONS AND WARRANTIES BY THE CORPORATION

       The Corporation hereby represents and warrants to the Agent and to the Lenders as follows and acknowledges that each of the Agent and the Lenders is relying on such representations and warranties in connection with its entering into this Agreement, the Lenders's purchase of the Debentures pursuant to this Agreement, and in entering into the other transactions contemplated by this
Agreement:

       (a) INCORPORATION AND STATUS OF THE CORPORATION. The Corporation is the successor corporation resulting from the amalgamation on December 29, 1997 of the former Royal Oak Mines Inc. and Kemess Mines Inc., is duly amalgamated and organized under the laws of its jurisdiction of incorporation, is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed and has, subject to the Materiality Threshold, all powers, licenses, franchises and permits required to own its assets and carry on its business as the same is presently carried on.

       (b) POWER AND CAPACITY. The Corporation has the corporate power to enter into each of this Agreement and the other Documents and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

       (c) DUE AUTHORIZATION, NO CONTRAVENTION. The entering into and the performance by the Corporation of this Agreement, the other Documents and the transactions contemplated herein and therein (i) have been duly authorized by all necessary corporate action on the part of the Corporation and (ii) do not and will not contravene, violate, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Corporation, or, other than the Senior Secured Debenture Facility and the Subordinated Note Trust Indenture, any agreement to which the Corporation is a party or, subject to the Materiality Threshold, any term or provision of any regulatory license or permit or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Corporation carries on its business.

       (d) BINDING AGREEMENT. This Agreement and the other Documents have been duly executed and delivered by the Corporation and constitute legal, valid and binding obligations enforceable against the Corporation in accordance with their terms, subject only to the availability of equitable remedies and the effect of bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

       (e) NO PROCEEDINGS. As of the date of execution of this Agreement, except as is disclosed in SCHEDULE H and subject to the Materiality Threshold there is no litigation, arbitration or administrative proceedings, actions, suits or investigations outstanding, pending or, to the Knowledge of the Corporation, threatened against the Corporation or any of its properties. None of the transactions contemplated hereby or by the other Documents have been enjoined by any Governmental Body and no suit or other proceeding challenging the transactions contemplated hereby or by the other Documents has been instituted or, to the Knowledge of the Corporation, threatened, and no investigative demand on the Corporation or any Subsidiary related to such transactions has been made by any Governmental Body and no Governmental Body or Person has, to the Knowledge of the Corporation, threatened to take any such action.

       (f) COMPLIANCE WITH APPLICABLE DOCUMENTS AND LAWS. Except as may be expressly set out in SCHEDULE I (the "Disclosed Defaults") (which Disclosed Defaults, other than amounts owed to the holders of those Existing Encumbrances set out in Part I of SCHEDULE C1 to the Debentures, will have been remedied on or before the Closing Date), the Corporation is not in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), any term of its articles, by-laws, constating documents or other organizational documents, or, subject to the Materiality Threshold, under any term of any agreement, instrument, judgment, decree, order, statute, injunction, governmental regulation, rule or ordinance (including, without limitation, those relating to zoning, city planning or similar matters) applicable to the Corporation, or to which the Corporation is bound or which may otherwise be applicable to any property of the Corporation.

       (g) NO CONSENTS REQUIRED. Except as may be expressly set out in SCHEDULE J hereto (the "Consents") there are no consents, permits, approvals, confirmations and acknowledgements required in order for the Corporation to carry out the transactions contemplated hereby and by the Documents, provided that the granting of fixed and specific Liens or assignments which the

       Lenders may request following the Closing Date pursuant to its right to do so under the Documents may require consents or approval of other Persons so as not to constitute events of default under any agreements with such Persons.

       (h) SHARES. SCHEDULE E sets out the name and jurisdiction of incorporation, continuance or amalgamation of the Corporation and each Subsidiary, and SCHEDULE K accurately describes the respective authorized and issued share capital as of the date hereof of the Corporation and each Material Subsidiary. Other than as disclosed in
       Section 3.1(i) hereof, there are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation or of Material Subsidiaries or pursuant to which any person may have any right or claim in connection with any existing or past equity interest in the Corporation or such Material Subsidiaries.

       (i) NO OBLIGATION TO ISSUE SHARES. Except for (i) agreements, options, warrants, rights and conversion or other rights granted to current or former directors and employees of the Corporation in respect of which no more than 10 million Common Shares of the Corporation may be acquired, (ii) agreements to issue to the Corporation shares of APM (which shares when issued will be subject to the Security and all share certificates in respect thereof will, at the request of the Lenders, be delivered to the Lenders), and (iii) special warrants and common shares which may be issued by the Corporation to its creditors, in lieu of partial payment to such creditors, and to other Persons, there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation or any of the Subsidiaries is or may become obligated to issue any shares or any securities convertible into, or exchangeable for, shares.

       (j) FINANCIAL STATEMENTS. The Audited Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (subject to usual year-end adjustments in the case of the Interim Financial Statements) and fairly present the financial position of the Corporation and the Subsidiaries and the results of their operations at the times and for the periods indicated. The Corporation and each of the Subsidiaries has no outstanding liabilities, contingent or otherwise, other than those disclosed in the Audited Financial Statements and the Interim Financial Statements and other than trade or business obligations subsequently incurred in the ordinary course of business, which such trade and business obligations are currently in good standing in accordance with their respective terms, other than as set forth in SCHEDULE L.

       (k) PERMITS, COMPLIANCE WITH LAWS. This section 4.1(k) shall be subject to the Materiality Threshold. The Corporation has all licences, permits, approvals and franchises that it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted including, without limitation, in respect of the construction and development of the Kemess South Mine. All such licences, permits, approvals and franchises are in good standing and, except as is disclosed in item 11 of SCHEDULE H, no actions, proceedings, investigations or other steps of any kind are in process, pending, to the Knowledge of the Corporation threatened, or reasonably foreseeable which might result in any such licence, permit, approval or franchise being terminated, revoked, withdrawn, suspended or otherwise made unavailable to the Corporation for any period of time. The Corporation has applications pending for all additional licences, permits, approvals and franchises necessary or desirable for the commencement of mining operations at the Kemess Mine in the manner and to the full extent contemplated in plans and projections disclosed to the Lenders (a list of which additional licenses are attached hereto as SCHEDULE M) and has no reason to believe that any or all such additional licences, permits, approvals and franchises will not be granted to prevent, impair or interfere with the Kemess Mine Production Date occurring on or before December 31, 1998. Except as is disclosed in item 11 of SCHEDULE H, the Corporation is conducting its business in compliance with all applicable laws, regulations, by-laws and ordinances of each jurisdiction in which its business is carried on, including without limitation all laws, regulations, by-laws and ordinances relating to mining concessions.

       (l) NO RESTRICTIONS. Except as may be provided for in agreements between the Province of British Columbia and the Corporation respecting economic assistance, copies of which have been provided to the Agent, the Corporation is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the business of the Corporation. The Corporation is not subject to any legislation or any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the business of the Corporation.

       (m) LIMITATION ON PAYMENT RESTRICTIONS. Except for restrictions contained herein, in the Senior Secured Debenture Facility and in the Subordinated Note Trust Indenture, neither the Corporation nor any Subsidiary is subject to any consensual restriction on its ability (a) to pay dividends or make any other distributions on its equity securities to, or pay any indebtedness owing to, or repurchase or redeem any equity securities from, the holders of such equity securities, the Corporation or any other Subsidiary, (b) to make any loans or advances to the Corporation or any other Subsidiary, or (c) to transfer any of its property or assets to the Corporation or any other Subsidiary.

       (n) NO MATERIAL ADVERSE CHANGES, DAMAGE OR ACCIDENTS. Since March 1, 1998, the Corporation has operated its business diligently and only in the ordinary course of business and except for the Disclosed Defaults, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, affairs, business or operations of the Corporation, any substantial loss of or damage to the assets of the Corporation, or any accident (subject to the Materiality Threshold) relating to the mines, properties or mining operations of the Corporation in which any employee of the Corporation was injured. For greater certainty, since March 1, 1998 the Corporation has not:

               (i) incurred any liabilities other than in the ordinary course of business consistent with past practice;

               (ii) sold, encumbered, assigned or transferred any assets or properties of the Corporation, other than for fair market value, to purchasers at arms length to the Corporation and in the ordinary course of business consistent with past practice;

               (iii) created, incurred, assumed or guaranteed any Debt except in the ordinary course of business consistent with past practice or subjected any of its assets to any Lien except for Existing Encumbrances;

               (iv) changed or amended its governing documents in any respect;

               (v) declared, set aside, paid or made any distributions in cash or property on its equity securities including its Common Shares;

               (vi) directly or indirectly redeemed, purchased or otherwise acquired any of its equity securities;

               (vii) other than the resignations of John May, Nancy Deshaw and Scott Lampe, suffered any resignation or termination of employment of any key officers or directors or become aware of any impending resignation or termination of employment of any such key officers or directors;

               (viii) except in the ordinary course of its business, or as disclosed in writing to the Agent prior to the date hereof, materially increased the compensation payable or to become payable to any of its officers or directors or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made for or with any such officers or directors;

               (ix) materially changed its accounting methods, principles or practices; or

               (x) entered into any agreement or commitment to do any of the things described in this section.

       (o) NO WORK ORDERS. Except as is disclosed in item 11 of SCHEDULE H and subject to the Materiality Threshold, no work orders, directions or notices have been issued pursuant to any applicable law relating to the business of the Corporation or any part of the Mortgaged Property or relating to or pursuant to any environmental matters affecting the foregoing and the Corporation has not received any notification from any Governmental Body that any work, repairs, construction or capital expenditures are required to be made in respect of the Mortgaged Property or any part thereof as a condition of continued compliance with any applicable law or any Material Authorizations issued thereunder.

       (p) NO DEFAULT. Subject to the Materiality Threshold, the Corporation is not in default or breach under any material commitment or obligation under the terms and conditions relating to any Material Authorizations and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach and there are no proceedings in progress, pending or, to the Knowledge of the Corporation, threatened which may result in the revocation, cancellation, suspension, non-grant or any adverse modification of any Material Authorization except as is disclosed in item 11 of SCHEDULE H. The Corporation has obtained all Material Authorizations necessary or desirable to carry on all activities currently and previously carried on at the Kemess Mine.

       (q) NON-ARM'S LENGTH TRANSACTIONS. Except as is described in employment agreements and correspondence delivered to the Agent prior to the date hereof, the Corporation is not a party to any contract, commitment or transaction (including by way of loan) with any officer, director or shareholder of the Corporation, any of the Subsidiaries, or any of their respective affiliates or associates, other than as disclosed in the Audited Financial Statements and the Interim Financial Statements and other than employment contracts in the ordinary course of business.

       (r)     TAX MATTERS.

               (i) The Corporation has prepared and filed on a timely basis with all appropriate Governmental Bodies all returns with respect to Taxes and other documents that it is required to file in respect of any Taxes for all fiscal periods ending on or prior to the Closing Date and all such returns or other documents are correct and complete in all material respects;

               (ii) The Corporation has paid in full all Taxes due on or before the Closing Date and, in the case of Taxes accruing on or before the Closing Date that are not due on or before the Closing Date, the Corporation will have made adequate provision in its books and records and financial statements for such payment; and the Corporation does not have any liability for Taxes other than those provided for in the Audited Financial Statements and the Interim Financial Statements and those arising subsequently in the ordinary course of the operation of its business;

               (iii) The Corporation has withheld from each payment made to any of its present or former employees, officers, directors and to all persons who are non-residents of the applicable jurisdictions all amounts required pursuant to Applicable Law to be withheld or remitted and will continue to do so until the Closing Date and furthermore has remitted such amounts within the applicable periods to the appropriate Governmental Body; the Corporation has remitted all Canada Pension Plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the appropriate Governmental Body within the time required under the applicable legislation; and the Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever, made by the Corporation;

               (iv) Except for a disputed assessment of fuel taxes payable by the Corporation to the government of Canada in the approximate amount of Can.$100,000, there are no reassessments of the Corporation with respect to Taxes that have been issued and are outstanding; no Governmental Body has challenged, disputed or questioned the Corporation in respect of Taxes or in respect of any returns, filings or other reports filed under any statute providing for Taxes; the Corporation has not received any indication from any Governmental Body that an assessment or a reassessment in respect of the Corporation is proposed; and the Corporation has not executed or filed any agreement extending the period for assessment, reassessment or collection of any Taxes.

       (s) NO ENCUMBRANCES. Each of the Corporation and APM owns and has good and marketable title, free and clear of all Liens except Existing Encumbrances, to all assets used in connection with its business including, without limitation, all assets reflected on the balance sheet included in the Audited Financial Statements and the Interim Financial Statements or acquired by it after the date of such balance sheet except for changes in such assets in the ordinary course of business subsequent to that date. All material operating facilities, equipment and other material items of tangible property and assets owned by the Corporation are in good operating condition and repair, subject to normal wear and maintenance and having regard to their respective ages, are usable in the regular and ordinary course of business and conform to all Applicable Laws relating to their construction, use and operation, except where such failure, individually or in the aggregate, would not have a material adverse effect on the Corporation. The Corporation's annual report on Form 10-K for the fiscal year ended December 31, 1997 filed with the United States Securities And Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended contains a complete and accurate description of all material property and assets owned by the Corporation except that since the date of such annual report, the Proposed Leaseback Assets have been sold and leased back by the Corporation pursuant to an operating lease. SCHEDULE

       N contains a complete and accurate description of all material property and assets owned by the Corporation relating to the Kemess Mine. Subject to the Materiality Threshold, all equipment or other tangible assets or property situated on the premises of the Corporation, or necessary to the operation of the business of the Corporation, which is leased under a capital lease or under a material operating lease is listed in SCHEDULE O. Subject to the Materiality Threshold, the Corporation is in compliance with all terms of agreements and arrangements governing the leased items listed in SCHEDULE O.

       (t) MATERIAL INDEBTEDNESS. SCHEDULE P contains a list of all material indebtedness of the Corporation in excess of Can$1,000,000 and the identity of the Persons to whom it is owed. The accounts payable of the Corporation listed in SCHEDULE G relate only to the construction, development and operation of the Kemess South Mine.

       (u)     SECURITY DOCUMENTS

               (i) At the Closing Time, the Security Documents and the other Documents (other than this Agreement, the Royalty Agreement and the Royalty Debenture) will create a valid and enforceable security interest and Lien upon the Mortgaged Property securing the payment and satisfaction of all obligations of the Corporation and APM to the Lenders. At the Closing Time, such security interests will be perfected security interests subject to no prior Liens or Liens ranking senior in priority to the Liens in favour of the Lenders, except for such Liens in favour of the Agent pursuant to the Royalty Agreement and the Royalty Debenture and except for such Liens relating to or securing Debt of the Corporation not in excess of Can.$10,000,000 as may be held by holders of those Existing Encumbrances set out in Part 1 of SCHEDULE C1 to the Debentures.

               (ii)   At the Closing Time, the Royalty Agreement and the
               Royalty Debenture will create a valid and enforceable security interest and Lien upon the Kemess South Mine securing the payment and satisfactions of all obligations thereunder of the Corporation to the Agent. At the Closing Time, such security interests will be perfected security interests subject to no prior Liens or Liens ranking senior in priority to the Liens in favour of the Agent, except for such Liens relating to or securing Debt of the Corporation not in excess of Can.$10,000,000 as may be held by holders of those Existing Encumbrances set out in Part 1 of SCHEDULE C1 to the Debentures.

       (v) EMPLOYMENT MATTERS. Except as is disclosed in SCHEDULE Q, the Corporation is not a party to or is not bound by any:

               (i) written contract or commitment for the employment of any employee or officer providing for an annual salary (including benefits) of in excess of Can.$200,000 or a payment on termination of in excess of six months salary and benefits;

               (ii) oral contract or commitment for the employment of any employee or officer, except for contracts of indefinite hire terminable by the Corporation without cause on reasonable notice;

               (iii) in the case of the Kemess Mine only, contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called "labour representatives") and the Corporation has not conducted negotiations with respect to any such future contracts or commitments; no labour representatives hold bargaining rights with respect to any employees of the Corporation relating to the Kemess Mine; no labour representatives have applied to have the Corporation declared a related employer pursuant to the applicable labour legislation; and, to the Knowledge of the Corporation, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Kemess Mine project provided, however, that the Corporation anticipates that steps may be taken by its employees to unionize and negotiate collective bargaining agreements for the Kemess Mine at some time in the future; or

               (iv) except as is disclosed in financial information made available to the Agent prior to the date hereof and subject to the Materiality Threshold, bonus, pension, multi-employer, profit sharing, deferred compensation, retirement, disability, health insurance or similar benefit plan, with respect to any of its employees or others (including without limitation any agreements in respect of employee share ownership plans), other than Canada Pension Plan, the Ontario Health Insurance Plan and other similar health plans established and administered by any other governmental authority or workers' compensation insurance provided pursuant to statute.

       Subject to the Materiality Threshold, there is no work stoppage or other concerted action, grievance or dispute existing or, to the Knowledge of the Corporation, threatened against the Corporation, and there is no material complaint, grievance, claim, work order or investigation that has been filed, made, commenced or, to the Knowledge of the Corporation, threatened against the Corporation pursuant to any human rights, occupational health and safety, workers compensation, employment standards or pay equity legislation or any similar legislation of any jurisdiction in which the Corporation carries on its business.

       (w) INTELLECTUAL PROPERTY. The Corporation owns and has good and marketable title, free and clear of all Liens except Existing Encumbrances, to the Intellectual Property. The conduct of the business of, and the use of the Intellectual Property by the Corporation does not infringe, and the Corporation has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other propriety right of any other Person. To the Knowledge of the Corporation, the Intellectual Property which is not owned by the Corporation is being used with the consent of, and in accordance with the consent or licence from, the rightful owner thereof. The Corporation has taken all necessary steps to establish, preserve and protect its rights in the Intellectual Property which is material to the Corporation.

       (x) MATERIAL CONTRACTS. SCHEDULE R contains a complete list of all agreements of the Corporation which are material to the Kemess Mine and which have not yet been fully performed by the parties thereto, including without limitation agreements which relate to construction underway or proposed at the Kemess Mine and including, without limitation, royalty, refining and shipping agreements (the "Material Contracts"). Subject to the Materiality Threshold, and other than the Disclosed Defaults (which Disclosed Defaults, other than amounts owed to those holders of the Existing Encumbrances set out in Part I of SCHEDULE C1 to the Debentures, will have been remedied on or before the Closing
       Date), each of the Material Contracts is in full force and effect without amendment, and there has been no default under any of them, or under any other material commitment or obligation, by the Corporation or, to the Knowledge of the Corporation, any other party, nor has any event occurred that, with the giving of notice, lapse of time or any other condition subsequent, would constitute a default under or would otherwise allow the termination of any Material Contract.

       (y) MINING CONCESSIONS. SCHEDULES B-1 AND B-2 contains a complete and accurate list of all material mining claims, concessions and leases in which the Corporation has an interest relating in any way to the Kemess Mine, including, without limitation, all mining claims, concessions and leases in respect of which the Corporation has any obligation to contribute funds or make payments, other than fees or taxes payable in the ordinary course under the regulations governing such claims, concessions or leases. The Corporation is the absolute beneficial owner of, and has good and marketable title to, such mining claims, concessions and leases in accordance with governing laws and regulations, free of all Liens except for such rights as may be held by Kemess South Resources Limited Partnership as disclosed in item (a) of
       Part II of SCHEDULE C1 to the Debenture, by the Lenders under the Senior Secured Debenture Facility and by the holders of the Existing Encumbrances.

       (z) PRICING, HEDGING PROTECTION. Subject to the Materiality Threshold, SCHEDULE S contains a complete and accurate list and description of all hedging or related arrangements to which the Corporation is a party or by which it is bound including, without limitation, forward sale contracts, options, interest rate swap agreements, currency swap agreements, derivative agreements and similar arrangements. None of the hedging or related arrangements entered into by the Corporation provides for the granting of (i) any Lien against the property, assets and undertaking of the Corporation other than the Permitted Encumbrances described in Section (b) of the definition thereof, or (ii) production advances or any other disposition of any property, assets or undertaking of the Corporation in consideration for advance or accelerated payment or other manner of prepayment or payment not contemporaneous with delivery other than for the sales of up to U.S.$10,000,000 of copper concentrate pursuant to the Glencore Agreement.

       (aa) ENVIRONMENTAL MATTERS. Except as is disclosed in item 11 of SCHEDULE H regarding the sediment concerns at the Kemess South Mine and subject to the Materiality Threshold, the Corporation is not in violation of any applicable federal, provincial, state, municipal or local laws, regulations, orders, governmental decrees or ordinances with respect to environmental, health or safety matters (collectively, "Environmental Laws") and no actions, proceedings, investigations or other steps of any kind are in process, pending, to its Knowledge threatened, or reasonably foreseeable with respect to any such existing or past violation or alleged violation or other liability whatsoever on the part of the Corporation under Environmental Laws. For greater certainty, subject to the same qualifications and without limiting the generality of the foregoing:

               (i) the Corporation has carried on its business and at all times has received, handled, used, stored, treated, shipped and disposed at all times of all contaminants in compliance with all Environmental Laws;

               (ii) there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, materials, pollutants, contaminants or wastes into the earth, air or into any river, stream, lake or other body of water or into any municipal or other sewer or drain water systems;

               (iii) no orders, directions or notices have been issued pursuant to any Environmental Laws relating to the business or assets of the Corporation; and

               (iv) the Corporation has not failed to report to the proper Governmental Body the occurrence of any event which is required to be so reported by any Environmental Laws.

       (bb) PLACES OF BUSINESS. The registered office of the Corporation is situated at BCE Place, P.O. Box 747, Suite 2500, 181 Bay Street, Toronto, Ontario, Canada M5J 2T7, and the chief executive office of the Corporation is situated at 5501 Lakeview Drive, Kirkland, Washington, U.S.A. 98033.

       (cc) ALL MATERIAL INFORMATION SUPPLIED. The Corporation has provided to the Agent all material information relating to the financial condition, business and prospects of the Corporation and all information provided to the Agent is true, accurate and complete in all material respects and omits no material fact necessary to make such information not misleading provided, however, that the Corporation is not representing and warranting that the financial and operating projections made by it will accurately correspond to actual future results notwithstanding that they are based on the best information currently available to the Corporation. For greater certainty, all documents provided to the Agent in the course of investigating, negotiating and preparing the Documents and the property, assets and affairs of the Corporation are complete and, subject to the proviso in the immediately preceding sentence, accurate in every respect and copies of all such documents provided to the Agent conform in every respect to the originals thereof.

       (dd) DEBENTURE COVENANTS. No event or circumstance has occurred or exists which is inconsistent with the covenants and agreements of the Corporation set out in the Debentures or which would, immediately or with the passage of time or giving of notice or taking of any other prerequisite step, constitute a Default or Event of Default thereunder.

       (ee) SUBORDINATED NOTES. Other than the Disclosed Defaults, the Corporation is in compliance with all terms and conditions and agreements applicable to the Subordinated Notes, and the Corporation will after giving effect to the transactions contemplated by this Agreement and the other Documents, be in compliance with all terms and conditions and agreements applicable to the Subordinated Notes. The indebtedness under the Debentures, the Royalty Agreement and the Royalty Debenture will fully constitute "Permitted Indebtedness" and the Security and the Royalty Debenture will in each and every respect constitute "Permitted Liens" under the Subordinated Note Trust Indenture. The Corporation has delivered to the Agent complete and accurate copies of all agreements and documents relating to the Subordinated Notes including, without limitation, the Subordinated Note Trust Indenture. The Subordinated Notes will be at the Closing Date and thereafter remain in accordance with their terms, fully subordinated and postponed to the obligations of the Corporation to the Agent and the Lenders under the Documents, which obligations constitute "Senior Indebtedness" under the Subordinated Note Trust Indenture.

       (ff) SUBSIDIARIES OF THE CORPORATION. SCHEDULE E contains a list of all of the Subsidiaries of the Corporation, including the jurisdiction of incorporation, continuance and amalgamation for each such Subsidiary.

       (gg) PROVINCIAL ECONOMIC ASSISTANCE. The Province of British Columbia has unconditionally and irrevocably advanced to the Corporation approximately, Can.$154,000,000 of the previously committed economic assistance, compensation and investment. All such economic assistance, compensation and investment is completely and accurately described in SCHEDULE T and the Agent has been provided with true, complete and accurate copies of all agreements and other documents relating thereto. Except for annual payments of Can.$1,000,000 for each of the 12 successive years commencing in 1999, as identified in SCHEDULE T, there are no further outstanding commitments of economic assistance, compensation or investment which remain to be completed and there are no commitments, agreements or arrangements with any Governmental Body which would be breached or otherwise adversely impacted by the transactions contemplated by the Documents or which could in any way preclude, hinder, prejudice or delay the exercise of the Lenders's or Agent's rights and remedies hereunder and thereunder.

       (hh) WINDY CRAGGY PROPERTY. The inability of the Corporation to incur expenditures on and maintain in good standing the Windy Craggy Property will not result in: (i) any diminution in the amounts of payments from the government of British Columbia pursuant to the agreement of June 27, 1997; (ii) revocation of any permits issued by the government of British Columbia in connection with the Kemess Mine; or (iii) any material adverse effect on the ability of the Corporation to conduct mining operations at, and to maintain good title to, the Kemess Mine; and the Windy Craggy Property does not include or in any way comprise to the property and assets comprising the Kemess Mine.


3.2    SURVIVAL REPRESENTATIONS AND WARRANTIES BY THE CORPORATION

       The representations and warranties made by the Corporation pursuant to
Section 3.1 hereof will survive the closing of the issuance of the Debentures and the other transactions provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Agent or the Lenders or any other person or any knowledge of the Agent or the Lenders or any other person, shall continue in full force and effect for the benefit of the Agent and the Lenders.

ARTICLE 4 - CONDITIONS

4.1    CONDITIONS TO THE OBLIGATIONS OF THE AGENT RE: THE INITIAL PURCHASE
       PRICE

       Notwithstanding anything herein contained, the obligation of the Agent to complete the transactions provided for herein and to cause the Lenders to pay the Initial Purchase Price will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and the Corporation covenants to use its best efforts to ensure that such conditions are fulfilled.

       (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of the Corporation contained herein or in any other Document shall be true and accurate at the Closing Time. In addition, the Corporation shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. At the Closing Time, the Corporation shall have delivered to each of the Agent and the Lenders certificates in form acceptable to each of the Agent and the Lenders confirming the facts with respect to each of the representations and warranties, confirming that all such covenants and agreements have been performed and confirming that all conditions set forth in this
       Section 4.1 have been satisfied or waived.

       (b) DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default which will or will likely occur as a result of the transactions contemplated by this Agreement or the Documents.

       (c) CONSENTS. The Consents and all other consents, permits, agreements, confirmations and acknowledgements, determined by the Agent to be required or necessary to be obtained in order to effectively complete the transactions contemplated herein, shall have been obtained.

       (d) LEGAL OPINIONS. The Agent and the Lenders shall have received such legal opinions all in the form and content, and from counsel satisfactory to the Agent and the Lenders regarding the validity, enforceability and priority of the Documents and the Liens created thereby and regarding such other matters as the Agent and the Lenders may require to evidence compliance with the terms of the Documents and shall have also received any other legal opinions contemplated by the Debentures.

       (e) SECURITY DOCUMENTS. The Lenders shall have received duly executed and delivered originals of the Security Documents and evidence satisfactory to the Agent and the Lenders of the Corporation's compliance with the provisions of Article 3 of the Debentures.

       (f) PAYMENT OF FEES. The Corporation shall have executed and delivered to the Agent the Royalty Agreement and the Royalty Debenture which shall have been registered against the Kemess South Mine and in all public registries where such registration is necessary or desirable to perfect the security interest granted in favour of the Agent, senior in priority to all Liens except for such Liens as may be held by holders of those Existing Encumbrances set out in Part 1 of SCHEDULE C1 to the Debenture, and the Corporation shall have paid to the Agent and the Lenders all fees and expenses referred to in Section 2.3, and shall have unconditionally waived and released, in form and content satisfactory to the Agent, any right to contest the reasonableness of such agreement, fees and expenses or otherwise challenge the entitlement of the Agent
       thereto.   Notwithstanding such payment, the Corporation will remain
       liable for any other fees and expenses referred to in Section 2.3 hereof which relate to the transactions hereunder but which have not been invoiced to, paid or incurred by the Agent or the Lenders as of the Closing Date.

       (g) SUBORDINATED NOTES. The Corporation shall have delivered to the Agent and the Lenders complete and accurate copies of all documents relating to the Subordinated Notes. The Agent and the Lenders shall each have received evidence satisfactory to it that the Corporation is in compliance with all terms and conditions of the Subordinated Notes and that all necessary actions, steps and documents have been taken and obtained to ensure that all transactions contemplated by this Agreement and the other Documents (including, without limitation, the Royalty Agreement and the Reorganization Undertaking) do not breach or contravene any such terms or conditions, and have been consented to by the holders of the Subordinated Notes. Each of the Agent and the Lenders shall also have received evidence satisfactory to it that the obligations of the Corporation in respect of the Subordinated Notes are fully subordinated and postponed to its obligations to the Agent and the Lenders under the Documents.

       (h) SENIOR SECURED DEBENTURE FACILITY. The Corporation shall have delivered to the Agent and the Lenders complete and unconditional releases, reconveyances and discharges from the lenders pursuant to the Senior Secured Debenture Facility of all indebtedness, liabilities and obligations owed by the Corporation or any Subsidiaries to such lenders and any and all Liens granted by the Corporation or any of its Subsidiaries to secure any such indebtedness, liabilities or obligations in exchange for payment to such lenders of an amount not to exceed the aggregate of the principal sum of Can.$19,500,000 and U.S.$30,700,000, interest thereon pursuant to and in accordance with the Senior Secured Debenture Facility and a prepayment amount not to exceed 1% of the principal amount being repaid to such lenders.

       (i) PERFECTION OF SECURITY. All steps necessary or desirable (including without limitation, the registration of the security interests created by the Security Documents in all public registries where such registration is necessary or desirable to perfect the security interest granted in favour of the Agent and the Lenders) shall have been taken to constitute the Liens under the Security as valid, enforceable and prior ranking to all other Liens, claims and interests in the Mortgaged Property except for such Liens relating to or securing Debt of the Corporation not in excess of Can.$10,000,000 as may be held by holders of those Existing Encumbrances set out in Part 1 of SCHEDULE C1 to the Debentures.

       (j) GOVERNMENT CONSENTS. The Agent and the Lenders shall have received consents and acknowledgements of various agencies and departments of the governments of British Columbia and Canada substantially in the form attached as SCHEDULE V.

       (k) RECEIPT OF CLOSING DOCUMENTATION. All documentation relating to the due authorization and completion of the issuance of the Debentures provided for herein and the due execution and delivery of all the Documents, and all actions and proceedings taken on or prior to Closing Time in connection with the performance by the Corporation of its obligations hereunder shall be satisfactory to the Agent and the Lenders, and the Agent and the Lenders shall have each received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Agent and the Lenders.

       (l) UNDERTAKING. The Corporation shall have executed and delivered to each of the Agent and the Lenders:

               (i) an undertaking (the "Reorganization Undertaking") in form and substance satisfactory to the Agent and the Lenders to forthwith, following receipt of written notice from the Agent, cause the Kemess Mine and all Material Contracts to be transferred to and assumed by a newly incorporated wholly-owned Subsidiary of the Corporation ("Kemess Newco"), cause Kemess Newco to assume and guarantee to the Lenders and the Agent all of the Corporation's obligations, liabilities and indebtedness under or pursuant to the Documents, pledge to the Lenders all of the Corporation's shares in the capital of Kemess Newco, provide to the Lenders and the Agent such additional security, agreements and assurances as each may reasonably request to ensure that the Liens in favour of the Lenders and the Agent on such assets are valid, enforceable and prior ranking to all other Liens, claims and interests in such assets except for such Liens relating to or securing Debt of the Corporation not in excess of Can.$10,000,000 as may be held by holders of those Existing Encumbrances set out in Part I of SCHEDULE C1 to the Debentures, and obtain and deliver all legal opinions, consents and authorizations required in connection with the foregoing. Such undertaking shall include a covenant that, for so long as any Event of Default exists under any of the Debentures, no payments or distributions will be made from Kemess Newco to the Corporation or any of its Associates except with the consent of the Lenders; and

               (ii) such other undertakings as it may reasonably request regarding the taking of actions and delivery of documents following the Closing Time necessary or desirable to give effect to the terms and conditions of this Agreement and the other Documents.

       (m) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business and prospects of the Corporation and of the Kemess Mine.

       (n) DUE DILIGENCE. The Agent shall have been satisfied in its absolute discretion with its due diligence review of the Corporation and its prospects including, without limitation, in connection with the Kemess Mine.

       (o) TIME FRAME. All of the conditions set out in this Section 4.1 shall have been satisfied, each in accordance with the provisions of this Agreement, on or prior to April 30, 1998.

       (p) LENDERS INTER-CREDITOR AGREEMENT. The Lenders, the Corporation and APM shall have entered into an inter-creditor agreement in form and substance satisfactory to the Lenders.

       (q) PERMITTED HEDGING CREDITOR AGREEMENTS. The Lenders, the Agent and the Corporation shall have entered into (i) an inter-creditor agreement with each of the holders of Permitted Hedging Indebtedness if and to the extent such holder has been granted the Permitted Encumbrances described in Section (b) of the definition thereof at or prior to the Closing Time, in form and substance satisfactory to the Lenders; and (ii) an agreement with each of the holders of Permitted Hedging Indebtedness pursuant to which such holders will agree to deal with such indebtedness and with any defaults of the Corporation in form and substance satisfactory to the Lenders.


4.2 CONDITIONS TO THE OBLIGATIONS OF THE AGENT RE: ADDITIONAL PURCHASE PRICE PAYMENTS

       Notwithstanding anything herein contained, the obligation of the Agent to cause the Lenders to make Additional Purchase Price Payments to the Corporation will be subject to the fulfilment of the following conditions at or prior to the Payment Date applicable thereto and the Corporation covenants to use its best efforts to ensure that such conditions are fulfilled.

       (a) SATISFACTION OF CONDITIONS SET OUT IN SECTION 4.1. All of the conditions set out in Section 4.1 (other than the conditions set out in Section 4.1(n) and (o)) shall have been satisfied and shall remain satisfied, provided that the defined terms "Closing Time" or "Closing Date" used in any such conditions in Section 4.1 shall for the purposes of this Section 4.2(a) be amended to read "Payment Date".

       (b) DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default which will or will likely occur as a result of the transactions contemplated by this Agreement or the Documents or the payment of the Additional Purchase Price Payments.

       (c) PAYMENT CERTIFICATE. The Agent and the Lenders shall have received two Business Days prior to the Payment Date a certificate (a "Payment Certificate") dated as of the applicable Payment Date, in form and substance satisfactory to the Agent and the Lenders:

               (i) certifying either: (1) that there have been no amendments or changes to the articles and by-laws of the Corporation since the later of the Closing Date and the date of the last Payment Certificate, or (2) that attached thereto are true and correct copies of all amendments and/or changes to the articles and by-laws of the Corporation;

               (ii) certifying either: (1) that the most recently delivered certificate setting forth the names of the directors and officers of the Corporation, including sample signatures of such directors and officers of the Corporation who have executed any of the Documents, is in full force and effect, unamended, or (2) that attached thereto is an amended certificate setting forth the names of the directors and officers of the Corporation including sample signatures of such directors and officers who are authorized to execute any Documents;

               (iii) confirming the truth, accuracy and compliance of and with Sections 4.2(a) and 4.2(b) hereof and, to the extent there is any non-compliance and/or untruth, specifying such non-compliance and/or untruth;

               (iv) setting forth the proposed use of the proceeds of the Additional Purchase Price Payment and specifically tying such payment to the cash flow statements delivered to the Lenders pursuant to the Debentures; and

               (v) certifying that the Initial Purchase Price and any previous Additional Purchase Price Payments were used in accordance with and for the purposes set forth in this Agreement, the Debentures and any previously delivered Payment Certificates.

       (d) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business and prospects of the Corporation and of the Kemess Mine.


       (e) USE OF ADDITIONAL PURCHASE PRICE PAYMENT. The proposed use of the Additional Purchase Price Payment is in accordance with the provisions of this Agreement, the Debentures and the cash flow statement delivered to the Lenders pursuant to the Debentures.


       (f) SECURITY. The Lenders shall be satisfied that upon and after making the Additional Purchase Price Payment the Liens under the Security are and will remain valid and enforceable and will rank senior in priority to all other Liens, claims and interests in the Mortgaged Property securing repayment of the Purchase Price for the Debentures, except for such Liens relating to or securing Debt of the Corporation not in excess of Can.$10,000,000 as may be held by holders of those Existing Encumbrances set out in Part 1 of SCHEDULE C1 to the Debentures;


       (g) TIME FRAME. All of the conditions set out in this Section 4.2 shall have been satisfied, each in accordance with the provisions of this Agreement, on or prior to August 15, 1998.

4.3    WAIVER OR TERMINATION BY THE AGENT

       Each of the conditions contained in Section 4.1 and Section 4.2 hereof are inserted for the exclusive benefit of the Agent and may be waived in whole or in part by the Agent at any time. The Corporation acknowledges that the waiver by the Agent of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Corporation herein that corresponds or is related to such condition or such part of such condition, as the case may be.
If any of the conditions contained in Section 4.1 hereof are not fulfilled or complied with as herein provided, the Agent may, at or prior to the Closing Time at its option, be released from any and all of its obligations, covenants, agreements and liabilities pursuant to this Agreement by notice in writing to the Corporation and in such event the Agent shall be released from all of its obligations, covenants, agreements and liabilities hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Corporation, then the Corporation shall also be released from all obligations hereunder, except that the Corporation will remain liable for the payment of all fees and expenses referred to in Sections 2.3(a) and (c) hereof. If any of the conditions contained in Section 4.2 hereof are not fulfilled or complied with as herein provided, the Agent and the Lenders shall be released from any and all of their obligations, covenants, agreements and liabilities pursuant to this Agreement including the obligation of the Agent to cause the Lenders to make any Additional Purchase Price Payments.


ARTICLE 5 - CLOSING

5.1    CLOSING ARRANGEMENTS

       Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of Goodman and Carr or at such other place or places as may be mutually agreed upon by the Corporation and the Agent.

5.2    DOCUMENTS TO BE DELIVERED

       At or before the Closing Time, the Corporation shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Agent and the Lenders all payments, documents, instruments and things which are to be delivered by the Corporation pursuant to the provisions of this Agreement, including the Debentures, and the Agent shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Corporation all payments and all documents, instruments and things which the Agent is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.


ARTICLE 6 - GENERAL PROVISIONS

6.1    FURTHER ASSURANCES

       Each of the Corporation and the Agent hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement including, without limitation, such further and other security interests as the Agent or the Lenders may request.


6.2    REMEDIES CUMULATIVE

       The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

6.3    INDEMNIFICATION

       The Corporation covenants and agrees that it will indemnify and hold harmless each of the Agent and the Lenders and its members, managers, shareholders, partners, officers, directors, employees, affiliates, consultants and agents and their respective successors and assigns, from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable legal fees and expenses and expenditures) with respect to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Corporation pursuant to the terms of this Agreement or any other Document or any misrepresentation in or omission from any schedule, list, certificate, or other instrument furnished or to be furnished by the Corporation to the Agent or the Lenders pursuant to the terms of this Agreement or any other Document or with respect to all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to any of the foregoing or in connection with the enforcement of rights hereunder or thereunder, regardless of whether, in the case of a breach of a representation or a warranty, the Agent or the Lenders relied on the truth of such representation or warranty or had any knowledge of any breach thereof.


6.4    NOTICES

       Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or, if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

       (a)     if to the Corporation:

               Royal Oak Mines Inc.
               c/o Arctic Precious Metals, Inc.
               Royal Oak Mines (U.S.A.) Inc.
               5501 Lakeview Drive
               Kirkland, Washington
               U.S.A. 98033

               Attention:     President
               Facsimile Number:     (425) 822-3349


               with a copy to:

               Lang Michener
               BCE Place, Box 747
               2500 - 181 Bay Street
               Toronto, Ontario

               Attention: William Sheridan and David Thring
               Facsimile Number: (416) 365-1719


       (b)     if to the Agent:

               Trilon Financial Corporation
               BCE Place
               181 Bay Street
               Suite 4420, P.O. Box 771
               Toronto, Ontario
               M5J 2T3

               Attention: Sam Pollock
               Facsimile Number: (416) 365-9642
               with a copy to:

               Goodman and Carr
               Suite 2300
               200 King Street West
               Toronto, Ontario
               M5H 3W5

               Attention:     Jeffrey Blidner and Lorne Segal
               Facsimile No.: (416) 595-0567


6.5    COUNTERPARTS

       This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

6.6    ANNOUNCEMENTS

       No announcement with respect to this Agreement, including any disclosure of the identity of the Agent or the Lenders, will be made by any party hereto without the prior approval of the other party. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement. The Corporation acknowledges and confirms its rights and obligations under the Confidentiality Agreement entered into
between it and an affiliate of the Agent on February 19, 1998.   The Agent
confirms that it is bound by and is subject to all of the obligations and entitled to all of the rights of such affiliate under such Confidentiality Agreement provided that such Confidentiality Agreement is hereby amended to the extent necessary to enable and permit the Agent to use and disclose any and all information and documentation in its possession regarding the property, assets and affairs of the Corporation and the Subsidiaries (i) to any of the Lenders and (ii) for the purpose of assessing, receiving advice on, exercising, enforcing or prosecuting its rights and remedies under the Documents or representing in any proceedings its interests in respect thereof except that, prior to the occurrence of a Default, the Agent may not publicly disclose material non-public information and documentation provided to it by the Corporation regarding hedging arrangements.

6.7    ASSIGNMENT

       The rights and obligations of the Corporation hereunder shall not be assignable. Each of the Agent and the Lenders may, at its discretion, assign its rights and obligations hereunder or under any of the Documents at any time (including, without limitation, by the grant or conveyance of participation in its interests hereunder). For greater certainty and without limitation, each of the Lenders may assign its rights in respect of any portion of the Corporation's obligations under the Debentures, and corresponding rights under the other Documents and/or the Agent may assign its rights in respect of any portion of the Corporation's obligations under this Agreement, the Royalty Agreement, and corresponding rights under the other Documents, and in such event the Corporation will at the assignor's request execute new documentation, including new Documents, to and in favour of the assignee substantially in the same form and content as the assigned documentation, including the Documents. Each of the Agent and the Lenders may provide to any proposed assignee or participant such information concerning the financial position and the operations of the Corporation and its Subsidiaries as, in its opinion, may be relevant or useful in connection with this Agreement or any other Document or any portion thereof proposed to be acquired by such assignee or participant. Notwithstanding anything else in this section 6.7, if no Default or Event of Default has occurred, neither the Agent nor the Lenders may assign this Agreement or the Documents to any corporation whose principal business is the exploration for or mining of precious and base metals (other than such Persons in which the Agent or the Lenders or their respective Associates or affiliates has a direct or indirect interest which Persons may be an assignee of this Agreement or the Documents). Following a Default or an Event of Default, there shall be no restrictions on the Agent's or the Lenders' ability to assign this Agreement or any of the Documents.


6.8    RIGHT OF FIRST OPPORTUNITY TO REFINANCE

       If the Corporation determines, at any time within a period of three years from the date hereof, to refinance the principal amount outstanding pursuant to the Debentures through the issuance or incurring of any indebtedness in any manner (other than the issuance or incurring of any indebtedness that is convertible to or exchangeable for equity of the Corporation), the Corporation shall offer to the Agent the first right of opportunity to arrange such financing as is required to refinance the principal amount outstanding pursuant to the Debentures, on market terms.

6.9    SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the last sentence of Section 6.10, nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


6.10   RELIANCE AND NON-MERGER

       All covenants, agreements, representations and warranties of the Corporation made herein or in any other Document or in any certificate or other document signed by any of its directors or officers and delivered by or on behalf of any of them pursuant hereto or thereto are material, shall be deemed to have been relied upon by the Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by the Agent or the Lenders, or their respective counsel or any employee or other representative of the Agent or the Lenders and shall survive the execution and delivery of this Agreement and the other Documents until the Corporation shall have satisfied and performed all of its obligations hereunder and thereunder. Notwithstanding anything to the contrary herein contained, the Lenders may rely upon all of the representations, warranties, agreements, covenants and indemnities given by or on behalf of the Corporation pursuant to this Agreement and upon all of the conditions in favour of the Agent in this Agreement and may pursue and enforce any and all remedies resulting from any non-compliance therewith or breach thereof notwithstanding that the Lenders are not a party to this Agreement. Nothing contained in this Agreement shall operate to subordinate the Security provided in favour of the Lenders or the Agent to or in favour of any Permitted Encumbrances or other Liens, or to postpone any of the obligations owing by the Corporation to the Lenders or the Agent to any of the obligations, indebtedness or liabilities owed by the Corporation to the holders of the Permitted Encumbrances or other Liens.


6.11   JUDGMENT CURRENCY

       If for the purpose of obtaining judgment in any court, it is necessary to convert an amount due under this Agreement or any other of the Documents or under any instrument delivered thereunder from a currency in which it is due (the "Original Currency") into another currency (the "Second Currency") the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase the

Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. The obligation of the Corporation in respect of any Original Currency due from it to the Agent or the Lenders under this Agreement or any other Documents or under any instrument delivered thereunder shall, notwithstanding any judgment in the Second Currency, be discharged by a payment made to the Agent or the Lenders entitled thereto on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency which may be so purchased is less than the amount originally due in the Original Currency, the Corporation agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Agent and the Lenders against such deficiency.


6.12   TIME OF THE ESSENCE

       Time shall be of the essence of this Agreement.


6.13   ENTIRE AGREEMENT

       This Agreement, the schedules referred to herein, and the other
Documents constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter thereof. Neither party hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or the schedules or the other Documents. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules and the other Documents, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically referenced or set forth in this Agreement or in such schedules or other Documents.

6.14   WAIVER

       Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party and that no waiver of any provision shall constitute a waiver of any other provision and that no waiver will constitute a continuing waiver unless otherwise expressly provided.


6.15   AMENDMENTS

       No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.


       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

                                   ROYAL OAK MINES INC.

                                   By:  /s/ James H. Wood
                                       -------------------------------
                                   Name:  James H. Wood
                                   Title:  Chief Financial Officer

                                   TRILON FINANCIAL CORPORATION

                                   By:  /s/ Sam Pollock
                                       -------------------------------
                                   Name:  Sam Pollock
                                          Managing Partner

                                   By:   /s/ Bruce Robertson
                                       -------------------------------
                                   Name:  Bruce Robertson
                                          Vice President